FOR IMMEDIATE RELEASE
November 6, 2014
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS
THIRD QUARTER EARNINGS

•	Third quarter net income totaled $3.2 million, or $0.22 per share

•	Quarter-over-quarter earnings per share remained unchanged, excluding non-recurring items

•	Natural gas system expansions and other customer growth generated $1.9 million in additional gross margin during the quarter

•	Year-to-date net income increased by $2.9 million to $26.0 million, representing $0.19 incremental earnings per share

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) today reported third quarter and nine months financial results. The Company's net income for the three months ended September 30, 2014 was $3.2 million, or $0.22 per share. This represents a decrease of $699,000, or $0.05 per share, over the same quarter in 2013, due principally to the net impact of two non-recurring items in the third quarter of 2013. These two non-recurring items related to recovery of previously expensed litigation costs of $1.9 million, which was offset by an accrual of additional taxes other than income of $698,000. The net of these two items contributed $697,000 of net income, or $0.05 per share, to last year's third quarter. Absent these non-recurring items, the Company's net income remained unchanged quarter-over-quarter.

For the nine months ended September 30, 2014, the Company reported net income of $26.0 million, or $1.78 per share. This represents an increase of $2.9 million, or $0.19 per share, compared to the same period in 2013.

“Our results for the most recent quarter and the first nine months of 2014 continue to reflect the profitable growth opportunities that we have successfully cultivated in our regulated and unregulated energy businesses," stated Michael P. McMasters, President and Chief Executive Officer of Chesapeake Utilities Corporation. "In addition to the positive results, we have recently announced the construction of a combined heat and power plant in Florida and a $3.75 million electric rate increase in Florida, which are expected to contribute additional earnings in 2015 and future years. We also consummated the sale of BravePoint on October 1, 2014. Our employees' creativity and hard work continue to transform new opportunities into initiatives that will contribute to meeting our earnings growth objectives."

A more detailed discussion and analysis of the Company's results for each segment are provided in the following pages.

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Comparative Results for the Quarters Ended September 30, 2014 and 2013

The Company’s operating income for the three months ended September 30, 2014 was $7.8 million, a decrease of $928,000 over the same quarter in 2013. Gross margin increased by $3.5 million, which was more than offset by an increase of $4.4 million in other operating expenses. The decrease in operating income is due primarily to two non-recurring items recorded in other operating expenses in the third quarter of 2013. These items related to recovery of previously expensed litigation costs of approximately $1.9 million ($376,000 of $1.9 million was incurred during 2013), which was partially offset by an accrual of additional taxes other than income of $698,000. Additional details on key variances in gross margin and other operating expenses are provided in the Financial Summary Highlights section later in this release.

Regulated Energy

Operating income for the regulated energy segment decreased by $1.0 million to $9.2 million for the quarter ended September 30, 2014, compared to the same quarter in 2013. Additional gross margin of $3.2 million was more than offset by a $4.3 million increase in other operating expenses. The significant components of the gross margin increase included:

•	$1.2 million of new gross margin generated from major natural gas service expansions completed in 2013 and 2014;

•	$690,000 generated as a result of other customer growth in natural gas distribution and transmission services;

•	$671,000 generated by the Florida Gas Reliability Infrastructure Program ("GRIP"); and

•	$348,000 generated by the Florida Public Utilities Company ("FPU") electric operation as a result of implementing interim rates as part of its base rate case filing.
The increase in other operating expenses was due primarily to: (a) the absence of a one-time credit of $1.9 million associated with the City of Marianna litigation cost recovery in the third quarter of 2013 ($376,000 of $1.9 million was incurred during 2013); (b) $634,000 in higher depreciation, amortization, asset removal and property tax costs associated with capital investments to support growth and maintain system integrity; (c) $558,000 in higher payroll costs incurred primarily to support recent growth and expand the Company's capabilities to cultivate future growth; (d) $362,000 in higher safety and related customer communications activities; (e) $257,000 in increased accruals for incentive bonuses as a result of strong year-to-date financial performance; and (f) $246,000 in higher costs associated with facility maintenance.

Unregulated Energy

The unregulated energy segment reported an operating loss of $2.0 million for the quarter ended September 30, 2014, compared to an operating loss of $1.8 million in the same quarter of 2013. Due to the seasonal nature of the propane distribution operations, the unregulated energy segment typically reports an operating loss in the third quarter. Gross margin decreased by $330,000 due primarily to lower profit from Xeron, Inc. ("Xeron"), the Company's propane wholesale marketing subsidiary, as a result of low volatility in wholesale propane prices during the current quarter. Other operating expenses decreased by $161,000, due to the non-recurrence of an accrual of $698,000 recorded in 2013 related to a contingency for taxes other than income; this decrease was partially offset by $375,000 of higher payroll costs principally attributable to resources added to support growth.

Other

The “Other” segment, which consisted primarily of BravePoint, reported operating income of $562,000 for the quarter ended September 30, 2014, compared to $280,000 in the same quarter in 2013. A gross margin increase of $588,000 due to higher consulting and product sale revenues was partially offset by a $306,000 increase in other operating expenses due primarily to the addition of sales resources. As indicated in the

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Financial Summary Highlights section in this release, the sale of BravePoint was completed on October 1, 2014.

Comparative Results for the Nine Months Ended September 30, 2014 and 2013

The Company’s operating income for the nine months ended September 30, 2014 was $49.9 million, an increase of $5.5 million over the same period in 2013. Gross margin increased by $19.3 million, which was partially offset by an increase of $13.8 million in other operating expenses. Acquisitions completed in 2013 generated $2.6 million in additional operating income ($5.7 million of additional gross margin, partially offset by $3.1 million of additional other operating expenses) during the nine months ended September 30, 2014. Higher natural gas and propane usage due to colder temperatures on the Delmarva Peninsula generated $2.3 million of additional gross margin. Additional details on key variances in gross margin and other operating expenses are provided in the Financial Summary Highlights section later in this release.

Regulated Energy

Operating income for the regulated energy segment increased by $4.8 million to $41.0 million for the nine months ended September 30, 2014, compared to the same period in 2013. A gross margin increase of $15.0 million was partially offset by a $10.2 million increase in other operating expenses. The significant components of the gross margin increase included:

•
$5.4 million generated by Sandpiper as a result of the May 2013 acquisition of the operating assets of Eastern Shore Gas and its affiliates ("ESG"), which are not related to, or affiliated with, the Company's interstate natural gas transmission subsidiary, Eastern Shore Natural Gas Company ("Eastern Shore");

•	$4.2 million generated from major natural gas service expansions completed in 2013 and 2014;

•	$2.0 million generated by the Florida GRIP;

•	$1.8 million from other customer growth in natural gas distribution and transmission services; and

•	$669,000 from higher customer consumption due to colder temperatures.

The increase in other operating expenses was due primarily to: (a) $2.2 million in higher depreciation, amortization, asset removal and property tax costs associated with capital investments to support growth and maintain system integrity; (b) $2.2 million in other operating expenses associated with Sandpiper's operations; (c) $2.0 million in higher payroll costs to support recent and future growth and from a change in vacation policy in 2013; (d) the absence of a one-time credit of $1.5 million associated with the City of Marianna litigation cost recovery in 2013; (e) $1.1 million in higher benefits costs as a result of healthcare costs and other employee-related expenses; (f) $748,000 in higher costs associated with facilities maintenance; and (g) $727,000 in increased accruals for incentive bonuses as a result of strong year-to-date financial performance. These increases in other operating expenses were partially offset by the non-recurrence of a sales tax expense of $726,000 in 2013 directly related to the ESG acquisition.

Unregulated Energy

Operating income for the unregulated energy segment increased by $830,000 to $8.8 million for the nine months ended September 30, 2014, compared to the same period in 2013. A $3.5 million increase in gross margin was partially offset by a $2.7 million increase in other operating expenses. The significant components of the gross margin increase included:

•	$1.7 million in higher margin as a result of higher consumption by retail propane customers due to colder temperatures;

•	$1.4 million in increased wholesale propane sales, primarily to an affiliate of ESG; and

•	$572,000 in higher profit from Xeron, as higher volatility in wholesale propane prices resulted in higher profit on trading activity.

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The increase in other operating expenses was due primarily to: (a) $1.2 million in higher payroll expense due to increased seasonal overtime and additional resources to support growth; (b) $728,000 in additional expenses incurred by the entities acquired in 2013; and (c) the non-recurrence of an accrual of $698,000 recorded in 2013 related to a contingency for taxes other than income.

Other

The “Other” segment reported operating income of $25,000 and $240,000 for the nine months ended September 30, 2014 and 2013, respectively. BravePoint’s gross margin increased by $821,000 as a result of higher consulting revenues, while its other operating expenses increased by $1.0 million as a result of higher payroll due primarily to the addition of sales resources and benefits expenses.

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s most recent report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.

The discussions of the results use the term “gross margin,” a non-Generally Accepted Accounting Principles (“GAAP”) financial measure, which management uses to evaluate the performance of the Company’s business segments. For an explanation of the calculation of “gross margin,” see the footnote to the Financial Summary.

Share and per share amounts for all periods presented reflect the three-for-two stock split declared on July 2, 2014, effected in the form of a stock dividend, and distributed on September 8, 2014. Unless otherwise noted, earnings per share information is presented on a diluted basis.

Conference Call

Chesapeake Utilities Corporation will host a conference call on November 7, 2014 at 10:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended September 30, 2014. To participate in this call, dial 866.821.5457 and reference Chesapeake Utilities Corporation’s 2014 Third Quarter Financial Results Conference Call. To access the replay recording of this call, please visit the Company’s website at http://investor.chpk.com/results.cfm or download the replay on your mobile device by accessing the Audiocast section of the Company's IR App.

About Chesapeake Utilities Corporation

Chesapeake Utilities Corporation is a diversified energy company engaged in natural gas distribution, transmission and marketing, electricity distribution, propane gas distribution and wholesale marketing, and other related services. Information about Chesapeake Utilities Corporation and the Chesapeake family of businesses is available at http://www.chpk.com or through its IR App.

For more information, contact:
Beth W. Cooper
Senior Vice President & Chief Financial Officer
302.734.6799

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Financial Summary
(in thousands, except per share)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Gross Margin (1)
Regulated Energy	$36,316	$33,089	$121,148	$106,142
Unregulated Energy	6,448	6,778	35,563	32,054
Other	2,880	2,292	7,021	6,246
Total Gross Margin	$45,644	$42,159	$163,732	$144,442

Operating Income (Loss)
Regulated Energy	$9,202	$10,243	$41,004	$36,169
Unregulated Energy	(1,972)	(1,803)	8,843	8,013
Other	562	280	25	240
Total Operating Income	7,792	8,720	49,872	44,422

Other Income (loss), net of other expenses	(32)	101	380	413
Interest Charges	2,495	2,026	6,954	6,114
Pre-tax Income	5,265	6,795	43,298	38,721
Income Taxes	2,085	2,916	17,303	15,617
Net Income	$3,180	$3,879	$25,995	$23,104

Earnings Per Share of Common Stock
Basic	$0.22	$0.27	$1.79	$1.60
Diluted	$0.22	$0.27	$1.78	$1.59

(1) “Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which are determined in accordance with GAAP. Chesapeake believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake’s management uses gross margin in measuring its business units’ performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

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Financial Summary Highlights

Key variances for the three months ended September 30, 2014 included:

(in thousands, except per share)	Pre-tax Income	Net Income	Earnings Per Share
Third Quarter of 2013 Reported Results	$6,795	$3,879	$0.27
Adjusting for Unusual Items:
Regulatory recovery of litigation-related costs in 2013	(1,870)	(1,112)	(0.08)
Accrual for additional taxes other than income in 2013	698	415	0.03
	(1,172)	(697)	(0.05)
Increased (Decreased) Gross Margins:
Major Projects (See Major Projects Highlights table)
Service expansions	1,213	721	0.05
Contribution from Sandpiper	141	84	0.01
Other natural gas growth	690	410	0.03
GRIP	671	399	0.03
Higher consulting and product revenues from BravePoint	581	346	0.02
Propane wholesale marketing	(357)	(212)	(0.01)
FPU electric interim rates	348	207	0.01
	3,287	1,955	0.14
Increased Other Operating Expenses:
Higher payroll costs	(1,184)	(704)	(0.05)
Higher depreciation, amortization, asset removal and property tax costs due to new capital investments	(719)	(428)	(0.03)
Higher facility maintenance costs	(380)	(226)	(0.02)
Higher safety and related customer communications activities	(308)	(183)	(0.01)
Higher accrual for incentive bonuses	(301)	(179)	(0.01)
	(2,892)	(1,720)	(0.12)
Interest Charges	(469)	(279)	(0.02)
Net Other Changes	(284)	42	—
Third Quarter of 2014 Reported Results	$5,265	$3,180	$0.22

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Key variances for the nine months ended September 30, 2014 included:

(in thousands, except per share)	Pre-tax Income	Net Income	Earnings Per Share
Nine Months Ended September 30, 2013 Reported Results	$38,721	$23,104	$1.59
Adjusting for unusual items:
Weather impact (due primarily to colder temperatures in 2014)	2,346	1,400	0.10
Regulatory recovery of litigation-related costs in 2013	(1,494)	(891)	(0.06)
One-time sales tax expensed by Sandpiper associated with the acquisition of ESG in 2013	726	433	0.03
Accrual for additional taxes other than income in 2013	698	416	0.03
	2,276	1,358	0.10
Increased Gross Margins:
Major Projects (See Major Projects Highlights table)
Contribution from Sandpiper	5,396	3,220	0.22
Service expansions	4,182	2,495	0.17
GRIP	1,981	1,182	0.08
Other natural gas growth	1,806	1,078	0.07
Increased wholesale propane sales	1,357	810	0.06
Higher consulting and product revenues from BravePoint	821	490	0.03
	15,543	9,275	0.63
Increased Other Operating Expenses:
Higher payroll costs	(3,849)	(2,297)	(0.16)
Expenses from acquisitions	(3,068)	(1,831)	(0.13)
Higher depreciation, amortization, asset removal costs and property tax costs due to new capital investments	(2,381)	(1,421)	(0.10)
Higher benefits costs	(1,768)	(1,055)	(0.07)
Higher facility maintenance	(1,079)	(644)	(0.04)
Larger accrual for incentive bonuses	(971)	(579)	(0.04)
	(13,116)	(7,827)	(0.54)
Interest Charges	(839)	(501)	(0.03)
Net Other Changes	713	586	0.03
Nine Months ended September 30, 2014 Reported Results	$43,298	$25,995	$1.78

The following information highlights certain key factors contributing to the Company’s results for the quarter and nine months ended September 30, 2014:

Major Projects
Acquisition
In May 2013, the Company completed the purchase of the operating assets of ESG. Approximately 11,000 residential and commercial underground propane distribution system customers acquired in this transaction are now being served by Sandpiper under the tariff approved by the Maryland Public Service Commission (“PSC”). The Company has begun to convert some of the former ESG customers to natural gas distribution

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service and is evaluating the potential conversion of others. This acquisition was accretive to earnings per share in the first full year of operations, generating $0.15 in additional earnings per share to the Company. The Company generated $141,000 and $5.4 million, in additional gross margin from Sandpiper for the three and nine months ended September 30, 2014, respectively, and incurred $22,000 and $2.2 million in additional other operating expenses for the same periods, respectively. Additionally, in the second quarter of 2013, the Company recorded $726,000 in a one-time sales tax expense associated with the acquisition of ESG.

Service Expansions
During 2013, Eastern Shore commenced new natural gas transmission services to local distribution utilities and industrial customers in Delaware and Maryland. These new services generated additional gross margin of $504,000 and $2.5 million for the three and nine months ended September 30, 2014, respectively, compared to the same periods in 2013.

Eastern Shore also executed a one-year contract with another industrial customer to provide 50,000 dekatherms per day ("Dts/d") of additional transmission service from April 2014 to April 2015. This short-term contract generated $657,000 and $1.3 million for the three and nine months ended September 30, 2014, and is expected to generate $1.9 million and $767,000 of gross margin in 2014 and 2015, respectively.

In August 2013, Peninsula Pipeline Company, Inc., the Company's intrastate natural gas transmission subsidiary, commenced a new firm transportation service in Florida for an unaffiliated utility. This new service generated $70,000 and $490,000 in gross margin for the three and nine months ended September 30, 2014, respectively, compared to the same periods in 2013.

On October 1, 2014, Eastern Shore commenced a new service to an industrial customer facility in Kent County, Delaware. This new service is expected to generate annual gross margin of approximately $1.2 million to $1.8 million. During the fourth quarter of 2014, the Company expects to generate $463,000 in additional gross margin from this new service, which required construction of new facilities, including approximately 5.5 miles of pipeline lateral and metering facilities, extending from Eastern Shore's mainline to the new industrial customer facility.

Future New Service
Eight Flags Energy, LLC (“Eight Flags”), one of the Company's unregulated energy subsidiaries, is engaged in the development and construction of a combined heat and power ("CHP'') plant in Nassau County, Florida. This CHP plant, which will consist of a natural-gas-fired turbine and associated electric generator, is designed to generate approximately 20 megawatts of base load power and will include a heat recovery system generator capable of providing approximately 75,000 pounds per hour of unfired steam. Eight Flags will sell the power generated from the CHP plant to FPU for distribution to its retail electric customers pursuant to a 20-year power purchase agreement. It will also sell the steam to an industrial customer pursuant to a separate 20-year contract. FPU and Peninsula Pipeline Company, the Company’s intrastate pipeline subsidiary, will transport natural gas through their distribution and transmission systems, respectively, to Eight Flags’ plant to produce power and steam. On a consolidated basis, this project is expected to generate approximately $7.3 million in annual gross margin, which could fluctuate based upon various factors, including, but not limited to, the quantity of steam delivered and the CHP plant’s hours of operations. Construction of the CHP plant and associated transactions are subject to various conditions, including obtaining necessary governmental approvals, environmental and regulatory permits and completion and execution of various agreements. If all conditions are satisfied, construction of the CHP plant is currently scheduled to commence in early 2015 with commercial operation expected to commence in July 2016.

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GRIP
In August 2012, the Florida PSC approved the GRIP, which is designed to recover capital and other program-related-costs, inclusive of a return on investment, to replace older pipes in the Company's Florida service territories. The Company received approval to invest $75.0 million to replace qualifying distribution mains and services (any material other than coated steel or plastic). Since the program's inception in August 2012, the Company has invested $35.9 million. During the first nine months of 2014, the Company invested $16.1 million and expects to invest an additional $5.4 million during the remainder of 2014. These investments generated additional gross margin of $671,000 and $2.0 million for the three and nine months ended September 30, 2014, respectively, compared to the same periods in 2013.

Investing in Growth
The Company has continued to expand its resources and capabilities to support growth. The Company's Delmarva natural gas distribution operation has initiated natural gas distribution expansions in Sussex County, Delaware, and Worcester and Cecil Counties in Maryland, which require the construction and conversion of distribution facilities, as well as the conversion of residential customers’ appliances and equipment. To support this growth as well as future expansions, our Delmarva natural gas distribution operation has increased staffing. Resources have also been added in the Company's corporate shared services departments to increase the Company’s overall capabilities to support sustained future growth. The additional staffing to support growth increased payroll expenses of the Company's Regulated Energy segment by $484,000 and $1.3 million for the three and nine months ended September 30, 2014, respectively, compared to the same periods in 2013. The Company expects to make additional investments in personnel, as needed, to further develop our capability to capitalize on future growth opportunities.
Weather and Consumption

Weather was not a significant factor in the third quarter. However, temperatures on the Delmarva Peninsula and in Florida during the first quarter of 2014 were significantly colder than the first quarter of 2013, which positively affected the Company's year-to-date results in 2014. The following tables highlight the heating degree-day ("HDD") and cooling degree-day ("CDD") information for the three and nine months ended September 30, 2014 and 2013 and the gross margin variance resulting from weather fluctuations in those periods.

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HDD and CDD Information

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2014	2013	Variance	2014	2013	Variance
Delmarva
Actual HDD	89	129	(40)	3,262	3,026	236
10-Year Average HDD ("Normal")	61	46	15	2,893	2,867	26
Variance from Normal	28	83		369	159

Florida
Actual HDD	—	—	—	574	487	87
10-Year Average HDD ("Normal")	—	—	—	555	570	(15)
Variance from Normal	—	—		19	(83)

Florida
Actual CDD	1,528	1,475	53	2,498	2,421	77
10-Year Average CDD ("Normal")	1,519	1,504	15	2,501	2,490	11
Variance from Normal	9	(29)		(3)	(69)

Gross Margin Variance attributed to Weather

(in thousands)	Q3 2014 vs. Q3 2013	Q3 2014 vs. Normal	YTD 2014 vs. YTD 2013	YTD 2014 vs. Normal
Delmarva
Regulated Energy	$13	$167	$268	$803
Unregulated Energy	101	(13)	1,629	1,037
Florida
Regulated Energy	132	38	401	(284)
Unregulated Energy	—	—	48	81
Total	$246	$192	$2,346	$1,637

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Propane

During 2014, retail propane margins on the Delmarva Peninsula began to decline to more normal levels as a significant increase in wholesale prices in late 2013 and early 2014 increased our average propane inventory cost. This reduced our Delmarva gross margin by $292,000 and $1.2 million for the three and nine months ended September 30, 2014, respectively. In Florida, higher retail propane margins as a result of local market conditions increased gross margin by $514,000 and $1.2 million for the three and nine months ended September 30, 2014.

Wholesale propane sales increased, generating additional gross margin of $71,000 and $1.4 million, for the three and nine months ended September 30, 2014, respectively, due primarily to sales to an affiliate of ESG.
Xeron, which benefits from wholesale price volatility by entering into trading transactions, experienced a quarter-over-quarter gross margin decrease of $357,000 for the three months ended September 30, 2014 due to lower wholesale price volatility. On a year-to-date basis, Xeron generated an increase in gross margin of $572,000, compared to the same period in 2013. This increase was due to higher wholesale price volatility, primarily during the winter heating season, which resulted in increased trading activity and higher profits on executed trades.
Florida Electric Rate Case
On September 15, 2014, the Florida PSC approved a settlement agreement between FPU and the Florida Office of Public Counsel in FPU's base rate case filing, which provides, among other things, an increase in FPU's annual revenue requirement of approximately $3.8 million and a rate of common equity return of 10.25 percent for FPU’s electric distribution operation. The new rates will be effective for all meter reads on or after November 1, 2014. Previously, the Florida PSC approved interim rate relief, effective for meter readings on or after August 10, 2014, which generated $348,000 in additional gross margin for FPU’s electric operation for the quarter and nine months ended September 30, 2014.
Other Developments

Subsequent to the end of the third quarter of 2014, the Company completed the sale of BravePoint for approximately $12.0 million in cash. The Company expects to record a gain of approximately $6.5 million to $7.0 million (approximately $4.0 million after-tax) from this sale in the fourth quarter of 2014. The Company plans to reinvest the proceeds from this sale in its regulated and unregulated energy businesses.

The Company has been working on implementation of a new customer billing system for its natural gas and electric distribution operations. As of September 30, 2014, approximately $6.4 million of the cost associated with this implementation project has been capitalized. The Company is currently reviewing the status of this project to determine its future strategy and implementation plan, which include the allocation of future capital and resources, evaluation of strategic alternatives and assessment of regulatory recovery with respect to this project.

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Chesapeake Utilities Corporation and Subsidiaries Major Projects Highlights (Unaudited)

	Gross Margin for the Period
	Three Months Ended		Nine Months Ended		Estimate
	September 30,		September 30,		for
	2014	2013	2014	2013	2014
Acquisition:
ESG acquisition being served by Sandpiper in Worcester County, Maryland (1)	$1,800	$1,659	$7,594	$2,198	$9,817
Service Expansions
Natural Gas Distribution:
Long-term
Sussex County, Delaware	$121	$136	$480	$491	$694
Natural Gas Transmission:
Short-term
New Castle County, Delaware (2)	$657	$173	$1,256	$341	$1,862
Kent County, Delaware	—	579	—	965	—
Total Short-term	$657	$752	$1,256	$1,306	$1,862
Long-term
Sussex County, Delaware	$431	$345	$1,294	$1,035	$1,725
New Castle County, Delaware (3)	741	343	2,229	1,035	2,964
Nassau County, Florida	326	328	981	993	1,300
Worcester County, Maryland	137	98	411	293	547
Cecil County, Maryland	287	220	860	661	1,147
Indian River County, Florida	210	140	630	140	840
Kent County, Delaware	665	—	1,995	—	3,123
Total Long-term	$2,797	$1,474	$8,400	$4,157	$11,646

Total Service Expansions	$3,575	$2,362	$10,136	$5,954	$14,202

Total Major Projects	$5,375	$4,021	$17,730	$8,152	$24,019

(1) During the three months and nine months ended September 30, 2014, we incurred $22,000 and $2.2 million, respectively, in other operating expenses related to Sandpiper's operations. We expect to incur a total of $6.3 million in other operating expenses during 2014.
(2) Expected gross margin in 2014 includes $1.9 million from a new short-term contract for 50,000 Dts/d for one year, which began in April 2014.
(3) Gross margin generated from this service expansion replaces the 10,000 Dts/d contract, which expired in November 2012. This expired contract had annualized gross margin of $1.1 million.

The following table summarizes our future major expansion initiatives and opportunities with executed contracts (dollars in thousands):

Project	Estimated Date of New Service	Estimated Annualized Margin
Eight Flags CHP plant in Nassau County, Florida	Third quarter of 2016	$7.3 million

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Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Statements of Income (Unaudited) (in thousands, except shares and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Operating Revenues
Regulated Energy	$59,356	$55,680	$223,168	$192,463
Unregulated Energy	27,071	28,262	141,365	119,278
Other	5,192	2,603	13,921	9,678
Total Operating Revenues	91,619	86,545	378,454	321,419
Operating Expenses
Regulated energy cost of sales	23,040	22,591	102,020	86,321
Unregulated energy and other cost of sales	22,935	21,795	112,702	90,656
Operations	25,365	21,300	76,604	65,878
Maintenance	2,562	2,146	7,168	5,688
Depreciation and amortization	6,774	6,274	20,146	18,071
Other taxes	3,151	3,719	9,942	10,383
Total operating expenses	83,827	77,825	328,582	276,997
Operating Income	7,792	8,720	49,872	44,422
Other income (loss), net of other expenses	(32)	101	380	413
Interest charges	2,495	2,026	6,954	6,114
Income Before Income Taxes	5,265	6,795	43,298	38,721
Income taxes	2,085	2,916	17,303	15,617
Net Income	$3,180	$3,879	$25,995	$23,104

Weighted Average Common Shares Outstanding:
Basic	14,574,678	14,438,152	14,539,841	14,424,404
Diluted	14,616,665	14,553,501	14,588,130	14,538,467

Earnings Per Share of Common Stock:
Basic	$0.22	$0.27	$1.79	$1.60
Diluted	$0.22	$0.27	$1.78	$1.59

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14-14-14-14

Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

Assets	September 30, 2014	December 31, 2013
(in thousands, except shares)
Property, Plant and Equipment
Regulated energy	$730,879	$691,522
Unregulated energy	80,500	76,267
Other	21,974	21,002
Total property, plant and equipment	833,353	788,791
Less: Accumulated depreciation and amortization	(192,515)	(174,148)
Plus: Construction work in progress	38,611	16,603
Net property, plant and equipment	679,449	631,246
Current Assets
Cash and cash equivalents	2,285	3,356
Accounts receivable (less allowance for uncollectible accounts of $1,282 and $1,635, respectively)	43,270	75,293
Accrued revenue	7,629	13,910
Propane inventory, at average cost	7,303	10,456
Other inventory, at average cost	2,991	4,880
Storage gas prepayments	4,990	4,318
Prepaid expenses	7,887	6,910
Income taxes receivable	2,100	2,609
Mark-to-market energy assets	187	385
Regulatory assets	7,790	2,436
Deferred income taxes	1,700	1,696
Other current assets	201	160
Total current assets	88,333	126,409
Deferred Charges and Other Assets
Investments, at fair value	3,481	3,098
Regulatory assets	66,241	66,584
Goodwill	4,625	4,354
Other intangible assets, net	2,675	2,975
Receivables and other deferred charges	2,746	2,856
Total deferred charges and other assets	79,768	79,867
Total Assets	$847,550	$837,522

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15-15-15-15

Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

Capitalization and Liabilities	September 30, 2014	December 31, 2013
(in thousands, except shares and per share data)
Capitalization
Stockholders' equity
Common stock, par value $0.4867 per share
(authorized 25,000,000 shares)	$7,095	$4,691
Additional paid-in capital	155,407	152,341
Retained earnings	136,188	124,274
Accumulated other comprehensive loss	(2,469)	(2,533)
Deferred compensation obligation	1,217	1,124
Treasury stock	(1,217)	(1,124)
Total stockholders' equity	296,221	278,773
Long-term debt, net of current maturities	165,044	117,592
Total capitalization	461,265	396,365
Current Liabilities
Current portion of long-term debt	11,113	11,353
Short-term borrowing	71,169	105,666
Accounts payable	33,371	53,482
Accrued compensation	7,269	8,394
Accrued interest	3,347	1,235
Dividends payable	3,936	3,710
Mark-to-market energy liabilities	141	127
Regulatory liabilities	2,797	4,157
Customer deposits and refunds	24,970	26,140
Other accrued liabilities	10,950	7,678
Total current liabilities	169,063	221,942
Deferred Credits and Other Liabilities
Deferred income taxes	142,507	142,597
Deferred investment tax credits	49	74
Regulatory liabilities	3,772	4,402
Accrued asset removal cost - Regulatory liability	39,851	39,510
Environmental liabilities	9,022	9,155
Other pension and benefit costs	18,246	21,000
Other liabilities	3,775	2,477
Total deferred credits and other liabilities	217,222	219,215
Total Capitalization and Liabilities	$847,550	$837,522

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16-16-16-16

Chesapeake Utilities Corporation and Subsidiaries Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended September 30, 2014				For the Three Months Ended September 30, 2013
	Delmarva NG Distribution(2)	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$5,175	$1,036	$4,537	$13,093	$4,886	$1,009	$4,041	$12,748
Commercial	5,553	1,010	6,952	10,896	5,001	1,002	6,456	11,154
Industrial	1,672	1,233	2,567	478	1,527	1,181	2,565	914
Other (1)	559	788	(358)	(2,582)	602	621	(638)	(2,845)
Total Operating Revenues	$12,959	$4,067	$13,698	$21,885	$12,016	$3,813	$12,424	$21,971

Volume (in Dts/MWHs)
Residential	174,962	44,996	192,663	95,041	171,171	53,804	189,199	90,415
Commercial	470,647	290,901	518,360	92,455	452,402	292,554	534,252	91,484
Industrial	991,396	2,830,265	784,824	7,090	972,620	2,818,902	725,964	6,400
Other	31,036	—	(15,200)	1,707	27,223	—	(25,547)	2,520
Total	1,668,041	3,166,162	1,480,647	196,293	1,623,416	3,165,260	1,423,868	190,819

Average Customers
Residential	61,326	14,356	50,691	23,894	59,884	13,917	49,363	23,771
Commercial	6,453	1,380	4,343	7,411	6,374	1,303	4,440	7,414
Industrial	110	59	1,347	2	114	60	1,075	2
Other	7	—	—	—	6	—	—	—
Total	67,896	15,795	56,381	31,307	66,378	15,280	54,878	31,187

	For the Nine Months Ended September 30, 2014				For the Nine Months Ended September 30, 2013
	Delmarva NG Distribution(2)	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$51,016	$3,617	$18,399	$33,607	$38,049	$3,457	$16,820	$32,312
Commercial	28,304	3,312	24,982	28,362	20,337	3,242	24,654	29,158
Industrial	4,677	3,794	9,354	2,911	4,565	3,696	8,457	3,304
Other (1)	(3,122)	2,362	(1,746)	(6,152)	(2,136)	1,758	(3,839)	(6,979)
Total Operating Revenues	$80,875	$13,085	$50,989	$58,728	$60,815	$12,153	$46,092	$57,795

Volume (in Dts/MWHs)
Residential	2,953,300	254,612	957,430	244,631	2,375,274	252,510	932,222	227,046
Commercial	2,851,167	1,019,970	1,939,673	238,878	2,442,563	1,023,376	2,071,004	235,608
Industrial	3,163,735	9,861,224	2,930,761	23,960	2,987,008	10,455,389	2,786,936	23,180
Other	57,088	—	(97,953)	(4,309)	49,972	—	(178,441)	13,809
Total	9,025,290	11,135,806	5,729,911	503,160	7,854,817	11,731,275	5,611,721	499,643

Average Customers
Residential	62,028	14,364	50,781	23,868	60,519	13,950	49,366	23,757
Commercial	6,531	1,363	4,383	7,413	6,449	1,291	4,514	7,407
Industrial	109	60	1,280	2	112	58	998	2
Other	7	—	—	—	5	—	—	—
Total	68,675	15,787	56,444	31,283	67,085	15,299	54,878	31,166

(1) Operating Revenues from "Other" sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties and adjustments for pass-through taxes.
(2) Sandpiper is now included within the Delmarva NG Distribution results, which also includes the Delaware and Maryland Divisions.